Exhibit 10.2

COMPANY SHAREHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of November 12, 2026, by and among Tensor Networks, Inc., a Wyoming corporation (the “Company”), Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (“Parent”), and the undersigned holder (the “Shareholder”) of Shares (as defined below) of the Company. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company and Rain Merger Sub, Inc., a Wyoming corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the Surviving Corporation and a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) and has sole or shared voting power with respect to such number of Company Common Shares, as indicated in Appendix A.

WHEREAS, as an inducement and a condition to the willingness of Parent to enter into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent’s entering into the Merger Agreement, the Shareholder, Parent and the Company agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

(b) “Shares” means (i) all Company Common Shares owned, beneficially or of record, by the Shareholder as of the date hereof, (ii) all additional Company Common Shares acquired by the Shareholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below) and (iii) any Company Common Shares that the Shareholder acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power (including any proxy) after the execution and delivery of this Agreement and expiring on the Expiration Date, including, without limitation, by gift, succession, or in the event of a stock split or as a dividend or distribution of any Shares.

(c) “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions. The Shareholder covenants to Parent and the Company as follows:

(a) Except as otherwise permitted by Section 2(c) or required by Sections 2(d) or 2(e), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, the Shareholder shall not Transfer any of the Shareholder’s Shares, or publicly announce its intention to Transfer any of its Shares.

(b) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Entity, the Shareholder will not enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer of any right, title or interest (including any right or power to vote to which the holder thereof may be entitled whether such right or power is granted by proxy or otherwise) to any Shares or take any action that would reasonably be expected to make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of restricting the Shareholder’s legal power, authority and right to vote all of the Shares or would otherwise prevent or disable such Shareholder from performing any of such Shareholder’s obligations under this Agreement.

(c) Notwithstanding anything else herein to the contrary, but subject to Section 2(d), the Shareholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to any investment fund or other entity controlled or managed by the Shareholder or the investment adviser or general partner of the Shareholder, or an entity under common control or management with the Shareholder (in each case, directly or indirectly), (iii) to any member of the Shareholder’s immediate family (or, if the Shareholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Shareholder), (iv) to any trust or other entity for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder (or, if the Shareholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Shareholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Shareholder who is not a natural person, by pro rata distributions from the Shareholder to its members, partners, or shareholders pursuant to the Shareholder’s organizational documents, (vi) to another holder of capital stock of the Company that has signed a support agreement that is reasonably acceptable to the Parent, (vii) as the Parent may otherwise agree in writing in its sole discretion, or (viii) to the extent required by applicable Law; provided, that, in the cases of clauses (i)-(vi), such Transferred Shares shall continue to be bound by this Agreement and the applicable direct transferee (if any) of such Transferred Shares shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement, including the obligations under Sections 2(d) and 2(e), upon consummation of the Transfer.

(d) Agreement to Vote Shares. The Shareholder agrees to execute and irrevocably deliver to the Company, with a copy to Parent, a written consent with respect to all Shares held by the Shareholder and entitled to consent thereon, approving and adopting the Merger Agreement within the time period provided in the Merger Agreement, which written consent shall form part of the Company Shareholder Approval. Until the Expiration Date, at any meeting of the shareholders of the Company, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company, the Shareholder shall (i) appear at such meeting as present (in person or by proxy) for purposes of calculating a quorum and (ii) vote, or exercise its right to consent with respect to, all Shares held by the Shareholder and entitled to vote or consent thereon (A) in favor of approving and adopting the Merger Agreement and (B) against any Acquisition Proposal with respect to the Company, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone or materially and adversely affect the consummation of the Merger or the other Contemplated Transactions. The Shareholder shall not revoke or withdraw its written consent or take or commit or agree to take any action inconsistent with the foregoing. If the Shareholder is the beneficial owner, but not the record holder, of Shares, the Shareholder agrees to take all actions necessary to cause the record holder and any nominees to execute and deliver such written consent and to be present (in person or by proxy) and vote all the Shareholder’s Shares in accordance with this Section 2(d).

(e) Irrevocable Proxy. The Shareholder hereby revokes (or agrees to cause to be revoked) any proxies that the Shareholder has heretofore granted with respect to its Shares, to the extent inconsistent with this Section 2(e) and lawfully revocable. The Shareholder hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by it, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to execute and deliver the written consent described in Section 2(d) above and vote his, her or its Shares in any action by written consent of the Company’s shareholders or at any meeting of the Company’s shareholders, solely with respect to the matters specified in, and in accordance and consistent with, Section 2(d). Such proxy shall be exercisable only in the event and to the extent that the Shareholder fails to comply with its obligations under Section 2(d). The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Section 2(e). The Shareholder affirms that the proxy set forth in this Section 2(e) is given in connection with, and granted in consideration of, and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 2(d). The Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and is executed and intended to be irrevocable to the fullest extent permitted by applicable Law. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of the Shareholder and the obligations of the Shareholder shall be binding on the Shareholder’s heirs, personal representatives, successors, transferees and assigns. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the Expiration Date.

3. Action in Shareholder Capacity Only. The Shareholder is entering into this Agreement solely in the Shareholder’s capacity as a record holder and/or beneficial owner, as applicable, of its Shares and not in the Shareholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect the Shareholder’s ability to act as an officer or director of the Company.

4. No Solicitation. Subject to Section 3, the Shareholder agrees not to, directly or indirectly, including through any of its officers, directors or agents, take any action that the Company is prohibited from taking pursuant to Section 6.4 of the Merger Agreement and Section 6.4 of the Merger Agreement is hereby incorporated by reference mutatis mutandis.

5. No Exercise of Appraisal Rights; Waivers. The Shareholder hereby irrevocably and unconditionally (a) waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger or the other Contemplated Transactions that the Shareholder may have by virtue of, or with respect to, any Shares under applicable Law and (b) agrees that the Shareholder will not bring, commence, institute, maintain, prosecute or voluntarily aid or participate in any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Shareholder, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof; provided, that the Shareholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Shareholder that relates solely to the Shareholder’s capacity as a director, officer or securityholder of the Company.

6. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and the Company as follows:

(a) (i) The Shareholder is the beneficial or record owner of the Company Common Shares indicated in Appendix A (each of which shall be deemed to be “held” by the Shareholder unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Liens other than restrictions created by this Agreement; and (ii) the Shareholder does not beneficially own any securities of the Company other than the securities and rights to acquire securities of the Company set forth in Appendix A.

(b) Except as otherwise provided in this Agreement, the Shareholder has full power, legal capacity and authority to make, enter into and carry out the terms of this Agreement.

(c) This Agreement has been duly and validly executed and delivered by the Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Shareholder is a party or bound, or any applicable law to which the Shareholder (or any of the Shareholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Shareholder’s ability to perform its obligations under this Agreement.

(d) The execution, delivery and performance of this Agreement by the Shareholder does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Shareholder’s ability to perform its obligations under this Agreement.

(e) The Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Shareholder’s own choosing. The Shareholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated thereby. The Shareholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the transactions contemplated thereby. The Shareholder understands that such Shareholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Shareholder’s tax liability that may arise as a result of the Merger or the transactions contemplated thereby. The Shareholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

(f) With respect to the Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Shareholder, threatened against, the Shareholder or any of the Shareholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, (b) the Effective Time or (c) the mutual written agreement of the parties to terminate this Agreement (clauses (a)-(c), the “Expiration Date”); provided, however, that (i) Section 8 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any party hereto from any liability for any material and willful breach of this Agreement prior to the Effective Time.

8. Miscellaneous Provisions.

(a) Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by each of the parties hereto.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(c) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that any matter involving the internal affairs of Parent, the Company or Merger Sub, including the availability and procedures of appraisal or dissenters’ rights, the fiduciary duties of directors and officers, and the applicability of any moratorium, business combination, control share acquisition, fair price or other anti-takeover Law, shall in each case be governed by, and construed in accordance with, the Massachusetts Business Corporation Act and other applicable Laws of the Commonwealth of Massachusetts, in the case of Parent, and the Wyoming Business Corporation Act and other applicable Laws of the State of Wyoming, in the case of the Company and Merger Sub, in each case without regard to the conflicts of laws principles of such jurisdiction that might otherwise require the application of the laws of another jurisdiction.

(d) Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Supreme Court of the State of New York, or, if jurisdiction is not then available in that court, any federal court located in the State of New York or any other Delaware state court, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, other than an action in a court of competent jurisdiction to enforce a judgment, decree or award rendered by any court in New York as described herein. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8(j). Nothing in this Section 8(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(f) Assignment. Except as otherwise provided in Section 2(c) hereof, no party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 8(f) is void.

(g) No Third Party Rights. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder other than the parties hereto to the extent expressly set forth herein.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(i) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(j) Notices. All notices and other communications hereunder shall be in writing and shall be delivered by the methods, and deemed duly given at the times, specified in Section 10.5 of the Merger Agreement, which provisions are incorporated herein by reference, mutatis mutandis. Notices to the Company or Parent shall be delivered to their respective addresses and copy recipients specified in Section 10.5 of the Merger Agreement, and notices to the Shareholder shall be delivered to the address or email address set forth on Appendix A attached hereto (or at such other address for a party as shall be specified by like notice).

(k) Counterparts. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail or any electronic signature), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by an electronic scan delivered by electronic mail or by delivery of any electronic signature.

(l) Confidentiality. Except to the extent required by applicable Law or regulation, the Shareholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent and the Company have publicly disclosed their entry into the Merger Agreement and this Agreement; provided, however, that the Shareholder may disclose such information to its Affiliates, partners, members, shareholders, parents, subsidiaries, attorneys, accountants, consultants, trustees, beneficiaries and other representatives (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Shareholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable. Parent is an intended third party beneficiary of this Section 8(l).

(m) Further Assurances. The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the transactions contemplated by the Merger Agreement.

(n) Disclosure. The Shareholder hereby agrees that Parent and the Company may publish and disclose in the Information Statement (including the Definitive Information Statement), any other document filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, and may further file this Agreement as an exhibit to the Information Statement or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions. In the event of any such required disclosure, Parent or the Company shall use commercially reasonable efforts to provide the Shareholder advance written notice of, and an opportunity to review, any such disclosure that identifies the Shareholder. Prior to the Closing, the Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication with respect to this Agreement, the Merger, the Merger Agreement or the Contemplated Transactions without the prior written consent of Parent and the Company, provided that the foregoing shall not limit or affect any actions taken by the Shareholder (or any affiliated officer or director of the Shareholder) that would be permitted to be taken by the Shareholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of the Shareholder the prohibition of which would be prohibited under applicable Law and shall not prohibit the Shareholder or its Affiliates from making any publicly available filings required by applicable law, regulation or legal process.

(o) Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Shareholder, and neither the Company nor Parent has authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Shareholder in the voting of any of the Shares, except as otherwise provided herein.

(q) Interpretation. When reference is made in this Agreement to a Section or Appendix, such reference shall be to a Section of or Appendix to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

Tensor Networks, Inc.

By:	/s/ Eric Frazier
Name:	Eric Frazier
Title:	CEO and President

PARENT:

Rain Enhancement Technologies Holdco, Inc.

By:	/s/ Randall Seidl
Name:	Randall Seidl
Title:	Chief Executive Officer

ERIC FRAZIER,
in his/her capacity as the Shareholder:

Signature:	/s/ Eric Frazier

Address:
[****]

[Signature Page to Company Support Agreement]

Appendix A

Name, Address and Email Address of Shareholder	Company Common Shares